Exhibit 8.1

List of Subsidiaries

1.	Giant Interactive Group Inc. (Cayman Islands)

2.	Eddia International Group Limited (“Eddia International”)

3.	Giant Interactive (HK) Limited (“Giant HK”)

4.	Beijing Giant Zhengtu Network Technology Co., Ltd. (“Beijing Giant Zhengtu”)

5.	Hangzhou Snow Wolf Software Co., Ltd. (“Snow Wolf Software”)

6.	Shanghai Juhuan Network Technology Co., Ltd. (“Juhuan Network”)

7.	Shanghai Juhuo Network Technology Co., Ltd. (“Juhuo Network”)

8.	Shanghai Jujia Network Technology Co., Ltd. (“Jujia Network”)

9.	Shanghai Jujia Network Technology Co., Ltd. (II) (“Jujia Network II”)

10.	Shanghai Jumao Culture Creativity Co., Ltd. (“Jumao Cultur”)

11.	Shanghai Juquan Network Technology Co., Ltd. (“Juquan Network”)

12.	Shanghai Juxiao Real Estate Co, Ltd. (“Juxiao Real Estate”)

13.	Shanghai Juyan Network Technology Co., Ltd. (“Juyan Network”)

14.	Shanghai Zhengduo Information Technology Co., Ltd. (“Zhengduo Information”)

15.	Shanghai Zhengju Information Technology Co., Ltd. (“Zhengju Information”)

16.	Shanghai Zhengtu Information Technology Co., Ltd. (“Zhengtu Information”)

17.	Zhuhai Zhengtu Information Technology Co., Ltd. (“Zhuhai Zhengtu”)

18.	Shanghai Giant Network Technology Co., Ltd. (“Giant Network”)

19.	Beijing Haishen Network Technology Co., Ltd. (“Haishen Network”)

20.	Beijing Julun Network Information Technology Co., Ltd. (“Julun Network”)

21.	Giant Mobile Technology Co., Ltd. (“Giant Mobile”)

22.	Shanghai Juhe Network Technology Co., Ltd. (“Juhe Network”)

23.	Shanghai Jujia Network Technology Co., Ltd. (III) (“Jujia Network III”)

24.	Shanghai Juxin Network Technology Co., Ltd. (“Juxin Network”)

25.	Shanghai Juzi Information Technology Co., Ltd. (“Juzi Information”)